Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
May 5, 2006	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar, Inc. Reports Results for First Quarter 2006
Increases 2006 Guidance
     STERLING, VA, May 5, 2006— NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications industry, today announced results for its first quarter ended March 31, 2006 and raised its guidance for full year 2006.
Summary of First Quarter Results
Revenue for the first quarter of 2006 totaled $76.2 million, compared to $57.8 million in the first quarter of 2005.
Net income for the first quarter of 2006 totaled $18.3 million, or $0.24 per diluted share, compared to $14.6 million, or $0.19 per diluted share, in the first quarter of 2005. Diluted per-share calculations are based on diluted weighted average common shares outstanding of 77.7 million for the first quarter of 2006 compared to 75.7 million for the first quarter of 2005. The first quarter 2006 results included $2.4 million of pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).
Discussion of First Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 31.8% was driven primarily by 34% growth in transactions on contracts to provide telephone number portability services in the United States, which totaled 54.1 million transactions for the first quarter. In prior guidance provided on February 6, 2006, year-over-year transaction growth for the first quarter of 2006 was projected at 28%.
•	Addressing revenue increased 18.7% to $23.4 million, as a result of continued growth in new communications services, such as Internet telephony and Common Short Codes. In addition, the continued expansion of carrier networks contributed to the demand for addressing services.

•	Interoperability revenue increased 7.9% to $14.1 million, due to an increase in wireline and wireless competition and the associated movement of end users from one communication service provider to another, carrier consolidation, and broader usage of our expanding service offerings such as enhanced order management services for wireless data and Internet telephony providers.
•	Infrastructure and other revenue increased 54.6% to $38.6 million primarily due to increased demand for the company’s network management services in support of activities such as service disconnects, changes to the features and functions provided by service providers, as well as to the vendors that supply those features and functions and the implementation of new technologies.
Total operating expense for the first quarter of 2006 rose 37.7% to $45.9 million from $33.3 million in the comparable quarter of 2005, primarily due to higher costs related to supporting ongoing revenue growth and business expansion initiatives, as well as expenses related to operations as a public company. In addition, first quarter 2006 results included $2.4 million of pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R). Total headcount at March 31, 2006 increased to 498 from 451 at March 31, 2005.
At March 31, 2006, the company had $113.5 million in cash, cash equivalents and short-term investments, an increase of $10.0 million compared to December 31, 2005, excluding the $61.8 million in cash paid in April for the acquisition of UltraDNS.
Increased Guidance for Full Year 2006 Revenue and Profitability and Second Quarter Transactions
On the strength of its recent results, visibility into future performance, and the impact of the UltraDNS acquisition, which closed on April 21, 2006, NeuStar expects revenue and profitability growth trends to continue in the second quarter of 2006, and provides the following guidance for full year 2006:
•	Revenue is expected to range between $318 million and $324 million, including approximately $12 million in revenue from our acquisition of UltraDNS. Prior revenue guidance provided on February 6, 2006 was between $303 million and $310 million, excluding the acquisition of UltraDNS.

Guidance includes the effect of $7.5 million in annual volume credits expected to be earned in the second and third quarters of 2006. Annual volume credits are earned on all transactions in excess of the pre-determined 100 million transaction cumulative annual volume threshold under NeuStar’s contracts to provide telephone number portability services in the United States. Based on the anticipated growth in transaction volume in 2006, the company expects to reach the 100 million transaction threshold in late second quarter; in 2005, the 100 million transaction threshold was reached in August.

•	Net income is expected to range between $67 million and $71 million, or $0.86 and $0.91 per diluted share. Per share calculations are based on an estimated 78.2 million diluted weighted average shares outstanding. Prior net income guidance provided on February 6, 2006 was between $66 million and $70 million, excluding the acquisition of UltraDNS.

The company’s guidance includes an estimated $12.5 million in pre-tax, non-cash, stock-based compensation expense.

•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow:
•	in excess of 30% for the full year 2006 from the 2005 total of 171.6 million transactions, and
•	in excess of 29% in the second quarter of 2006 versus the second quarter of 2005 total of 42.6 million transactions.
Management Commentary
“Our volume growth across the business this quarter demonstrates that the industry increasingly relies upon NeuStar services to manage their changing switch, transport and OSS infrastructures,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. Ganek continued, “Our performance across our core services, our recent acquisition of UltraDNS and progress being made to our internal investment programs, such as SIP-IX and GSMA, give us confidence that NeuStar can continue to grow as the communications industry is transformed by IP and wireless data proliferation.”
Jeff Babka, NeuStar’s Chief Financial Officer added, “Our financial and operational performance was a success across all standards of measure. This performance and our forward operational indicators for the balance of the year have enabled NeuStar to increase our guidance for transactions, revenue, and profitability for 2006. In addition, we are very pleased to have had the opportunity to put our strong cash balance to use on the acquisition of UltraDNS in April; we expect it to be a valuable contributor to NeuStar’s future growth and profitability.”

Conference Call
As announced on April 18, 2006, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing 877-502-9274 (international callers dial +1 913-981-5584) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the call will be available through Friday, May 12, 2006 (Midnight Eastern Time) by dialing 888-203-1112 (international callers dial +1 719-457-0820) and entering replay PIN 7545816, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2006
	(unaudited)
Revenue:
Addressing	$19,721	$23,414
Interoperability	13,087	14,117
Infrastructure and other	24,984	38,632

Total revenue	57,792	76,163

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	13,263	20,875
Sales and marketing	7,018	9,143
Research and development	2,570	4,141
General and administrative	7,590	7,281
Depreciation and amortization	3,582	4,448
Restructuring recoveries	(706)	—

	33,317	45,888

Income from operations	24,475	30,275
Other (expense) income:
Interest expense	(626)	(347)
Interest income	475	669

Income before minority interest and income taxes	24,324	30,597
Minority interest	—	(95)

Income before income taxes	24,324	30,502
Provision for income taxes	9,693	12,217

Net income	14,631	18,285
Dividends on and accretion of preferred stock	(2,143)	—

Net income attributable to common stockholders	$12,488	$18,285

Net income attributable to common stockholders per common share:
Basic	$2.08	$0.26

Diluted	$0.19	$0.24

Weighted average common shares outstanding:
Basic	6,002	70,339

Diluted	75,712	77,657

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$103,475	$113,474
Restricted cash	374	378
Accounts receivable, net and unbilled receivables	37,376	52,146
Prepaid expenses and other current assets	13,947	11,577
Income taxes receivable	14,595	34,096
Deferred tax asset	12,216	6,455

Total current assets	181,983	218,126

Property and equipment, net	39,627	38,358
Goodwill and intangible assets, net	54,150	59,584
Other non-current assets	6,011	5,531

Total assets	$281,771	$321,599

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$40,999	$25,903
Deferred revenue	20,006	21,413
Notes payable and capital lease obligations	6,772	6,415
Accrued restructuring reserve	536	441

Total current liabilities	68,313	54,172

Deferred revenue, long-term	18,463	19,033
Notes payable and capital lease obligations, long-term	4,459	2,811
Accrued restructuring reserve, long-term	2,572	2,482
Deferred tax liability	1,197	1,116
Other liabilities, long-term	500	500

Total liabilities	95,504	80,114

Minority interest	104	—
Commitments and contingencies	—	—

Total stockholders’ equity	186,163	241,485

Total liabilities and stockholders’ equity	$281,771	$321,599

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